Fuer International Announces Resignation of Chairman of Board

Fuer International Inc. ("Fuer" or the "Company"), a leading Chinese agricultural material company providing quality hybrid corn seeds, soybean seeds, rice seeds and fertilizer products to farmers in the northeastern China., today announced that Mr. Cui Xiaowei had resigned his position as Chairman and Director of the Company, effective December 29, 2010.

"On behalf of Fuer, I thank Mr. Cui for his expertise and many contributions to the Company during his tenure," said Mr. Zhang Li, director and Chief Executive Officer of Fuer International, "We wish him every success in his future business endeavors."

About Fuer International Inc.

Fuer International Inc. is a leading Chinese agricultural material company providing qualified hybrid corn seeds, soybean seeds, rice seeds and fertilizer products to farmers in Northeastern China, which is the most important agricultural region in the country. Through its 1,094 distributors and 3,430 outlets, the Company distributes its products to farmers located in Heilongjiang, Jilin, Northeast Inner Mongolia and the rest of China. Fuer International procures raw seeds through exclusive contracts with farmers in Heilongjiang, Jilin, and Northeast Inner Mongolia. It controls exclusive rights or patents to provide 10 varieties of corn seeds, 19 of soybean seeds and 14 of rice seed that adapt to different temperature zones and soil conditions in the region. China Golden has signed contracts with breeding bases of 16,474 acres, with an annual production capacity of 20 million kilograms and two fertilizer production lines with an annual production capacity of 50,000 tons. Fuer International has one pending patent on fertilizer, rights to four seed varieties and over 40 registered trademarks. For more information, please visit http://www.fuer.com.cn

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to expand its Schisandra Tablets sales, ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Company Contact:

Fuer International Inc.
Name: Mr. XING, YANZENG
Phone number:  +86- 452-6919150
Email: xingyanzeng@fuer.com.cn